APPENDIX A

to the

THE CUSTODIAN AGREEMENT

between

NORTHWESTERN MUTUAL SERIES FUND, INC.

and

BROWN BROTHERS HARRIMAN & CO.

Dated as of October 31, 2014

The following is a list of Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 3/31/1997:

ASSET ALLOCATION PORTFOLIO*

BALANCED PORTFOLIO*

INTERNATIONAL GROWTH PORTFOLIO

INTERNATIONAL EQUITY PORTFOLIO

RESEARCH INTERNATIONAL CORE PORTFOLIO

EMERGING MARKETS EQUITY PORTFOLIO

MULTI-SECTOR BOND PORTFOLIO

*Including for such Portfolios’ investments in other Northwestern Mutual Series Fund, Inc. Portfolios.

IN WITNESS WHEREOF, each of the parties hereto has caused this APPENDIX A to be executed in its name and on behalf of each such Portfolio.

NORTHWESTERN MUTUAL SERIES FUND, INC.

BY: /s/ Karen A. Molloy

NAME: Karen A. Molloy

BROWN BROTHERS HARRIMAN & CO.

BY: /s/ Elizabeth E. Pricket

NAME: Elizabeth E. Prickett

TITLE: Managing Director